Exhibit 14.1

Dear iBio Colleagues,

At iBio, we are committed to creating an environment where we are able to do our best work while maintaining the highest standards of business conduct and ethics. This Code of Business Conduct and Ethics (the “Code”) reflects the business practices and principles of behavior that Support this commitment. We expect every employee of iBio to read and understand the Code and its applications to the performance of his or her business responsibilities. Likewise, we expect those who work on behalf of iBio to comply with the Code’s terms in the performance of any services rendered to iBio.

The Code highlights expectations important to assuring appropriate interactions with the people and entities with whom we do business. The Code reflects only a portion of our commitment. Execution of activities consistent with the Code is even more critical to protecting the reputation of our employees and our company. When in doubt about the appropriateness of any activity or interaction access the resources listed in this document.

Our values and commitments are integral to our reputation and success. If you have any questions about the Code, please take the time to seek advice from any of the resources listed in this document.

Thank you for your unwavering commitment.

Martin Brenner, DVM, PhD.

Chief Executive Officer and Chief Scientific Officer

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IBIO, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

1. BACKGROUND AND PURPOSE

1.1iBio, Inc. (the “Company”) is committed to creating an environment where we are able to do our best work while maintaining the highest standards of business and ethics. This Code of Business Conduct and Ethics (the “Code”) sets forth legal and ethical standards of conduct for directors, officers and employees of the “Company. This Code is intended to deter wrongdoing and to promote the conduct of all Company business in accordance with high standards of integrity and in compliance with all applicable laws and regulations. This Code applies to the Company, all of its subsidiaries and other business entities controlled by it worldwide. Likewise, we expect those who work on behalf of the Company perform their services consistent with the Code’s terms. If you have any questions regarding this Code or its application to you in any situation, you should contact the individual to whom you report, or the Company’s General Counsel, Chief Financial Officer, or Chief Executive Officer.

2. COMPLIANCE WITH LAWS, RULES, AND REGULATIONS

2.1 The Company requires that all employees, officers, and managers comply with all laws, rules and regulations applicable to the Company wherever it does business. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them. Any violations of law committed by any directors, officers, or employees of the “Company will not be tolerated. If you become aware of the violation of any law, rule, or regulation by the Company, whether by its officers, employees, directors, or any third-party doing business on behalf of the Company, it is your responsibility to promptly report the matter to the individual to whom you report, or the Company’s General Counsel, Chief Financial Officer, or Chief Executive Officer. While it is the Company’s desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, and environmental laws or any other federal, state, or foreign law, rule or regulation, to the appropriate regulatory authority. Conduct and records, including e-mails and text messages, are subject to internal and external audits and to discovery by third parties in the event of a government investigation or civil litigation. Employees, officers and directors shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee because he or she reports any such violation, unless it is determined that the report was made with knowledge that it was false. This Code should not be construed to prohibit you from testifying, participating, or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

3. CONFLICTS OF INTEREST

3.1 Employees, officers and directors must act in the best interests of the Company. You must refrain from engaging in any activity or having a personal interest that presents a “conflict of interest,” or potential conflict of interest. A conflict of interest occurs when your personal interest interferes, or appears to interfere, with the interests of the Company. A conflict of interest can arise whenever you, as an officer, director or employee, take action or have an interest that prevents you from performing your Company duties and responsibilities honestly, objectively and effectively.

3.2 For example:

a) No employee, officer or director shall perform services as a consultant, employee, officer, director, director or advisor or in any other capacity for, or have a significant financial interest in, a direct competitor of the Company, other than services performed at the request of the Company, whereby financial interest representing less than one percent (1%) of the outstanding shares of a publicly-held company would not be considered significant; and

b) No employee, officer or director shall use his or her position with the Company to influence a transaction with a supplier or customer in which such person has any personal interest, other than a financial interest representing less than one percent (1%) of the outstanding shares of a publicly held company.

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It should be noted that the examples listed above extend to conflicts involving the personal interests of family members and significant others. In addition, please note that all loans and guarantees by the Company must be approved in advance by the Board of Directors or the Audit Committee because of the potential for conflicts of interest.

3.3 It is your responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the Company’s General Counsel or Chief Financial Officer, or, if you are an executive officer or director, to the Chairman of the Audit Committee or the Board of Directors, who shall be responsible for determining whether such transaction or relationship constitutes a conflict of interest.

3.4 With respect to executive officers and directors, notwithstanding anything to the contrary herein, the only action or relationship that shall be deemed a conflict is one that meets the requirements for disclosure in the Company’s periodic filings with the SEC pursuant to Item 404 of Regulation S-K (“Related Party Transactions”). Related Party Transactions shall be approved by the Audit Committee as required by applicable laws and regulations, and provided such approval is obtained in advance and such transactions are publicly disclosed, such approval shall be deemed a waiver of this Code.

4. INSIDER TRADING

4.1 Employees, officers and directors who have material non-public information about the Company or other companies, including our suppliers and customers, as a result of their relationship with the Company are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information. To help ensure that you do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company has adopted an Insider Trading Policy, which is available on the Company’s website, www.ibioinc.com. If you are uncertain about the constraints on your purchase or sale of any securities of the Company securities or the securities of any other company that you are familiar with by virtue of your relationship with the Company, you should consult with the Company’s General Counsel, Chief Financial Officer, or Chief Executive Officer before making any such purchase or sale.

5. CONFIDENTIALITY

5.1 Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company or other companies, including our suppliers and customers, except when disclosure is authorized by a supervisor or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company.

5.2 Subject to the exceptions noted in the preceding paragraph, employees, officers, and directors (other than the Company’s authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and after an appropriate confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers, and dealers) and security holders. All responses to inquiries on behalf of the Company must be made only by the Company’s authorized spokespersons.

5.3 If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to the individual to whom you report or one of the Company’s authorized spokespersons.

5.4 You also must abide by any lawful obligations that you have to a former employer. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and non-competition obligations.

6. HONEST AND ETHICAL CONDUCT AND FAIR DEALING

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6.1 We strive to outperform our competition fairly and honestly. Advantages over our competitors are to be obtained through superior performance of our products and services, not through unethical or illegal business practices. Employees, officers, and directors should endeavor to deal honestly, ethically, and fairly with the Company’s suppliers, customers, competitors, and employees. Statements regarding the Company’s products and services must not be untrue, misleading, deceptive, or fraudulent. In addition, acquiring proprietary information from others through improper means, possessing trade secret information that was improperly obtained, or inducing improper disclosure of confidential information from past or present employees of other companies is prohibited, even if motivated by an intention to advance our interests. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

7. PROTECTION AND PROPER USE OF CORPORATE ASSETS

7.1 Employees, officers and directors should seek to protect the Company’s assets. Theft, carelessness, and waste have a direct impact on the Company’s financial performance. Employees, officers, and directors must use the Company’s assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else. Employees, officers, and directors must advance the Company’s legitimate interests when the opportunity to do so arises. You must not take for yourself personal opportunities that are discovered through your position with the Company or the use of property or information of the Company.

8. GIFTS AND GRATUITIES

8.1 The use of Company funds or assets for gifts, gratuities or other favors to employees or government officials is prohibited, except to the extent such gifts are in compliance with applicable law, insignificant in amount and not given in consideration or expectation of any action by the recipient.

8.2 Employees, officers and directors must not accept, or permit any member of his or her immediate family to accept, any gifts, gratuities or other favors from any customer, supplier or other person doing or seeking to do business with the Company, other than items of insignificant value. Any gifts that are not of insignificant value should be returned immediately and reported to your supervisor. If immediate return is not practical, they should be given to the Company for charitable disposition or such other disposition as the Company, in its sole discretion, believes appropriate.

8.3 Common sense and moderation should prevail in business entertainment engaged in on behalf of the Company. Employees, officers, and directors should provide, or accept, business entertainment to or from anyone doing business with the Company only if the entertainment is infrequent, modest, and intended to serve legitimate business goals.

8.4 Under some statutes such as the U.S. Foreign Corrupt Practices Act, giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. Bribes and kickbacks are criminal acts, strictly prohibited by law. You must not offer, give, solicit, or receive any form of bribe or kickback anywhere in the world.

9. ACCURACY OF BOOKS AND RECORDS AND PUBLIC REPORTS

9.1 The integrity of our records and public disclosure depends upon the validity, accuracy and completeness of the information supporting the entries in our books of account. Employees, officers, and directors must honestly and accurately report all business transactions. You are responsible for the accuracy of your records and reports. Accurate information is essential to the Company’s ability to meet legal and regulatory obligations. All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company shall conform to generally accepted accounting rules and the Company’s accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

9.2 It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in public

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communications.

10. CONCERNS REGARDING ACCOUNTING OR AUDITING MATTERS

10.1 Employees with concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters may confidentially, and anonymously if they wish, submit such concerns or complaints by mail, email, or telephone to the Chairman of the Audit Committee of iBio, Inc., at iBio, Inc., 11750 Sorrento Valley Road, Suite 200, San Diego, CA 92121, or e-mail at chairmanoftheauditcommittee@ibioinc.com. See “Reporting and Compliance Procedures” below.

10.2 Any such concerns or complaints may also be communicated, confidentially and, if you desire, anonymously, directly to any member of the Audit Committee of the Board of Directors.

10.3 The Audit Committee will evaluate the merits of any concerns or complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint.

10.4 The Company will not discipline, discriminate against or retaliate against any employee who reports a complaint or concern, unless it is determined that the report was made with knowledge that it was false.

11. DEALINGS WITH INDEPENDENT AUDITORS

11.1 No employee, officer or director shall, directly or indirectly, make or cause to be made a materially false or misleading statement to an accountant in connection with (or omit to state, or cause another person to omit to state, any material fact necessary in order to make statements made, in light of the circumstances under which such statements were made, not misleading to, an accountant in connection with) any audit, review or examination of the Company’s financial statements or the preparation or filing of any document or report with the SEC. No employee, officer or director shall, directly or indirectly, take any action to coerce, manipulate, mislead, or fraudulently influence any independent public or certified public accountant engaged in the performance of an audit or review of the Company’s financial statements.

12. WAIVERS OF THIS CODE OF BUSINESS CONDUCT AND ETHICS

12.1 While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be appropriate. Any employee or officer who believes that an exception to any of these policies is appropriate in his or her case should first contact the individual to whom he or she reports. If that individual agrees that an exception is appropriate, the approval of the Company’s Chief Executive Officer must be obtained in writing.

12.2 Any executive officers or director who seeks an exception to any of these policies should contact the Company’s Chief Executive Officer. Any waiver of this Code for executive officers or directors or any change to this Code that applies to executive officers or directors may be made only by the Board of Directors of the Company and will be disclosed as required by law or stock market regulation.

13. REPORTING AND COMPLIANCE PROCEDURES

13.1 Every employee, officer and director has the responsibility to ask questions, seek guidance, report suspected violations, and express concerns regarding compliance with this Code. Any employee, officer or director who knows or believes that any other employee or representative of the Company has engaged or is engaging in Company-related conduct that violates applicable law or this Code should report such information to the individual to whom they report or the Chairman of the Audit Committee, as described below. You may report such conduct openly or anonymously without fear of retaliation. The Company will not discipline, discriminate against, or retaliate against any employee who reports such conduct, unless it is determined that the report was made with knowledge that it was false, or who cooperates in any investigation or inquiry regarding such conduct. Any individual in a supervisory role who receives a report of a violation of this Code must immediately inform the Company’s President and the Chairman of the Audit Committee.

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13.2 You may confidentially report violations of this Code by mail, email, or telephone to the Chairman of the Audit Committee at iBio, Inc. 11750 Sorrento Valley Road, Suite 200, San Diego, CA 92121, or e-mail at chairmanoftheauditcommittee@ibioinc.com,or call 844-965-3491. If preferred, you may also file a report at ibioinc.ethicspoint.com. While we prefer that you identify yourself when reporting violations so that we may follow up with you, as necessary, for additional information, you may leave messages anonymously if you wish. Whether you identify yourself or remain anonymous, your contact will be kept strictly confidential to the extent reasonably possible within the objectives of the Code.

13.3 If the Company’s Audit Committee Chairman receives information regarding an alleged violation of this Code, he or she shall, as appropriate, (a) evaluate such information, (b) if the alleged violation involves an executive officer other than the Chief Executive Officer, or a director, inform the Chief Executive Officer and Board of Directors of the alleged violation, and if it involves the Chief Executive Officer, inform the General Counsel of the alleged violation, (c) conduct an informal inquiry or a formal investigation if requested by the Chief Executive Officer or Board of Directors and, if so, initiate such inquiry or investigation and (d) report the results of any such inquiry or investigation, together with a recommendation as to disposition of the matter, to the Chief Executive Officer for action, or if the alleged violation involves an executive officer or a director, report the results of any such inquiry or investigation to the Board of Directors or a committee thereof. Employees, officers and directors are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code. Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including discharge.

13.4 The Company shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee who has violated this Code. In the event that the alleged violation involves an executive officer other than the Chief Executive Officer, or a director, the Chief Executive Officer and the Board of Directors, respectfully, shall determine whether a violation of this Code has occurred and, if so, shall determine the disciplinary measures to be taken against such executive officer or director.

13.5 Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation, or suspension without pay, demotions, reductions in salary, discharge, and restitution. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.

14. DISSEMINATION AND AMENDMENT

14.1 This Code shall be distributed to each new employee, officer and director of the Company upon commencement of his or her employment or other relationship with the Company and shall also be distributed annually to each employee, officer and director of the Company, and each employee, officer and director shall certify that he or she has received, read and understood the Code and has complied with its terms and that he or she is not aware of any acts which he or she believes are not compliant with the Code and applicable laws and regulations.

14.2 The Company reserves the right to amend, alter or terminate this Code at any time for any reason. The most current version of this Code can be found on the Company’s website, www.ibioinc.com.

14.3 This document is not an employment contract between the Company and any of its employees, officers or directors.

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CERTIFICATION OF

ADHERANCE TO THE

THE IBIO, INC. CODE OF BUSINESS CONDUCT AND ETHICS

I,                                                                          do hereby certify that:

1) I have received and carefully read the iBio, Inc. Code of Business Conduct and Ethics;

2) I understand the Code of Business Conduct and Ethics;

3) I have complied and will continue to comply with the terms of the Code of Business Conduct and Ethics; and

4) I am not aware of any acts which I believe are not compliant with the Code of Business Conduct and Ethics and applicable laws and regulations.

Signature     Date

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